Exhibit 19.1
SONDER HOLDINGS INC.

INSIDER TRADING POLICY

(Amended and Restated on June 2, 2025)

1.POLICY OVERVIEW

Sonder Holdings Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with applicable securities laws and regulations that govern trading in securities and prohibit persons who are aware of Material Nonpublic (as defined below) information about a company from trading in the securities of that company or providing Material Nonpublic information to others who may trade in the securities of that company based on that information. This Policy outlines the responsibilities of directors, officers, and employees regarding transactions in Company Securities (as defined below) and the securities of other companies.
The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information is Material and Nonpublic. The prohibitions apply to any director, officer, or employee who trades in Company Securities or the securities of another company on the basis of Material Nonpublic information.

2. PERSONS COVERED BY THIS POLICY

This Policy applies to all Insiders (as defined below) and consultants, contractors, or advisors of the Company, both inside and outside of the United States. This Policy continues to apply even if an Insider leaves the Company or is otherwise no longer affiliated with or providing services to the Company, for as long as the Insider remains in possession of Material Nonpublic information. In addition, trading blackouts under this Policy and related trading restrictions continue until at least the end of the relevant blackout period. There are no exceptions from applicable securities laws or this Policy based on the size of the transaction or the type of consideration received.

3. DEFINITIONS

a.Company Securities – means all securities issued by the Company, including common stock, options to purchase common stock, preferred stock, performance awards, restricted stock units, warrants, and any other securities the Company may issue, such as bonds, debt, and convertible notes. This also includes derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

b.Compliance Officer – means the Company’s General Counsel or his/her designee;

c.Controlled Entities – means any entities that a person influences or controls, including any corporations, partnerships, or trusts.

d.Family Members – means family members who reside with Insiders (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws). This includes anyone else living in the household and family members not residing in the household but whose transactions in Company Securities or securities of other companies are directed or influenced the Insider (e.g., parents or children who consult with the Insider before they trade in Company Securities or securities of other companies).

e.Insiders – means all directors, officers, and employees of the Company and its subsidiaries and controlled affiliates, as well as their respective Family Members and Controlled Entities. Additionally, any other individuals who have access to Material Nonpublic information about the Company may be designated as Insiders by the Compliance Officer.

f.Material – when used in the context of Material Nonpublic information, means information that a reasonable investor would consider important when deciding whether to buy, hold, or sell securities or would view as significantly altering the total mix of information available in the marketplace about a company. In general, any information that could reasonably be expected to affect the market price of a security or has market significance should be considered Material. Either positive or negative information may be Material. Material information is not limited to historical facts but may also include projections and forecasts. Information concerning an event that would have an effect on stock price may be Material even if the possibility that the event will occur is relatively small. It is not possible to define all categories of Material information. However, some examples of information that could be regarded as Material include, but are not limited to:

i.financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections, or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;

ii.restatements of financial results, material impairments, write-offs, or restructurings;

iii.changes in independent auditors, or notification that the Company may no longer rely on an audit report;

iv.major changes in accounting methods or policies;

v.business plans or budgets;

vi.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

vii.impending bankruptcy or financial liquidity problems;

viii.significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with landlords, developers, corporate customers, suppliers, distributors, online travel agencies, manufacturers, or other business partners;

ix.significant market-related developments such as expansion or contraction of Company operations in a city or country;

x.significant information relating to products or services, such as new products or services, major modifications or performance issues, significant pricing changes, or other announcements of a significant nature;

xi.significant developments relating to intellectual property;

xii.significant legal or regulatory developments, actual or threatened, including litigation and government agency investigations;

xiii.major events involving Company Securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders, or notice of delisting;

xiv.significant corporate events (even if preliminary in nature), such as a pending or proposed merger, joint venture or tender offer, a significant investment, licensing arrangements, strategic partnerships, the acquisition or disposition of a significant business or asset or a change in control of the Company;

xv.major personnel changes, such as changes in senior management, employee terminations, or changes to the Company’s Board of Directors (the “Board”);

xvi.data breaches or other cybersecurity events;

xvii.updates regarding any prior Company disclosure that has materially changed; and

xviii.the existence of a special blackout period.

g. Nonpublic – when used in the context of Material Nonpublic information, means information that has not been disclosed to the public generally. Information may be considered disclosed to the public after it has been broadly disseminated in a manner designed to reach investors generally, and the investors must have had sufficient time to absorb the information (e.g., after the close of trading on the second full trading day following the release of such information). Nonpublic information may include:

i.information available to a select group of analysts, brokers, or institutional investors;
ii.undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
iii.information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made.

4. INDIVIDUAL RESPONSIBILITY

It is an individual responsibility to understand and follow this Policy. In addition to personal liability for insider trading, the Company and individual Insiders could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive, and can lead to criminal and civil liability, including damages and fines, imprisonment, bars on serving as an officer or director of a public company, and irreparable reputational damage. Any person aware of Material Nonpublic information about the Company is prohibited from engaging in transactions in Company Securities while the information remains both Material and Nonpublic. In all cases, the responsibility for determining whether a person possesses Material Nonpublic information rests with that person. Actions taken by the Company, the Compliance Officer, or any other employee or director under this Policy (or otherwise) do not constitute legal advice or shield such person from liability under applicable securities laws.

5. POLICY STATEMENT

No Insider may:

a.engage or offer to engage in transactions involving Company Securities while in possession of Material Nonpublic information relating to the Company except as discussed in Section 9 (Limited Exceptions);

b.disclose Material Nonpublic information to other directors, officers, employees, consultants, contractors, or advisors whose roles do not require them to have the information;

c.disclose Material Nonpublic information to anyone outside of the Company, including Family Members, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or

d.using the Material Nonpublic information to express an opinion or make a recommendation about trading in Company Securities or another company’s securities.

If an Insider receives an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier, or salesperson, then the Insider should refer the inquiry to the Compliance Officer. Responding to a request may violate this Policy and, in some circumstances, the law. Please consult the Company’s Regulation FD Communications Policy for more details.

In addition, if an Insider learns of Material Nonpublic information through service with the Company that could be expected to affect the trading price of the securities of another company, such Insider cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. Any such action will be deemed a violation of this Policy.

As a rule of thumb, if it is questionable whether something might be Material Nonpublic information, it probably is. Insiders can always contact the Compliance Officer with questions.

6. TRADING RESTRICTIONS

Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain Insiders as follows:

a.Quarterly Blackout Periods. Except as discussed in Section 9 (Limited Exceptions), all directors and officers of the Company and those employees and other individuals identified by the Compliance Officer (collectively, the “Blackout Group”) may not conduct transactions involving Company Securities during quarterly blackout periods. Any such employee or other individual that is included in the Blackout Group will be informed of such by the Compliance Officer.

Quarterly blackout periods also cover the Family Members and any Controlled Entities of the Blackout Group. Even if an individual is not specifically identified as being in the Blackout Group, all individuals should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods start at the end of the fifteenth (15th) day before the end of each fiscal quarter and end at the start of the third (3rd) full trading day following the date of public disclosure of the financial results for that fiscal quarter. Outside of quarterly blackout periods, persons in the Blackout Group may conduct transactions involving Company Securities as long as they are not subject to a special blackout period and have obtained proper pre-clearance.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on an individual’s behalf or on behalf of Family Members or Controlled Entities during the blackout period, including “limit orders” to buy or sell Company Securities at a specific price or better and “stop orders” to buy or sell Company Securities once the price of the stock reaches a specified price. If Insiders are in the Blackout Group, such Insiders should inform any broker with whom such an open order is placed of the restrictions against trading during the blackout period at the time the order is placed.

From time to time, the Company may identify other persons who should be subject to quarterly blackout periods and the Compliance Officer may update and revise list of individuals included in the Blackout Group as appropriate.

b. Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of Insiders. The Compliance Officer will notify Insiders in writing or via email that are subject to a special blackout period. Upon such notice, Insiders may not conduct transactions involving Company Securities until the special blackout period has ended other than the transactions that are covered by the exceptions below in Section 9 (Limited Exceptions).

Insiders also may not disclose to anyone else that the Company has imposed a special blackout period, as the existence of a special blackout period is considered Material information. To the extent applicable, special blackout periods also cover Family Members and Controlled Entities.

c.    Regulation BTR Blackouts. Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving Company Securities during periods when 401(k) plan participants are prevented from purchasing, selling, or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by regulators and potential criminal liability. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

7. PROHIBITED TRANSACTIONS

In addition to the prohibition on trading during blackout periods described in Section 6 (Trading Restrictions), Insiders may not engage in any of the following types of transactions other than as noted below, regardless of the existence or absence of a blackout period and regardless of whether an Insider has Material Nonpublic information.

a.Derivative Transactions. Transactions in options, such as puts and calls, and other derivative securities with respect to Company Securities (other than stock options, performance awards, restricted stock units, and other compensatory awards issued to an individual by the Company).

b.Hedging Transactions. Transactions related to the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities either (i) granted to an Insider by the Company as part of compensation or (ii) held, directly or indirectly, by an Insider.

c.Margin Accounts. Holding Company Securities in margin accounts.

d.Pledging Transactions. Using Company Securities as collateral for any loan or as part of any other pledging transaction.

e.Short Sales. Selling Company Securities (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve Company Securities.

f.Short-Term Trading. Selling Company Securities of the same class within six (6) months of purchase or purchasing Company Securities of the same class within six (6) months of sale.

g.Standing and Limit Orders. Transactions where the instructions are to buy or sell Company Securities only if the price reaches specific criteria, other than those transactions that are open for only a limited duration.

h.Other Transactions. Transactions that the Company may, from time to time, determine to be prohibited or allowed only with prior written consent of the Compliance Officer.

8. PRE-CLEARANCE OF TRADES

The Company’s directors and officers and any other persons identified on a list maintained by the Compliance Officer are subject to pre-clearance requirements (the “Pre-Clearance Group”) and must obtain pre-clearance prior to conducting transactions in Company Securities, whether via an electronic trading platform (such as E*Trade) or otherwise. Insiders in the Pre-Clearance Group must submit to the Compliance Officer a pre-clearance request in the form provided by the Compliance Officer at least two (2) business days prior to the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Approving a transaction requires the Insider to certify that the Insider is not in possession of Material Nonpublic information about the Company. The Company will not pre-clear trades occurring during quarterly black periods or special blackout periods. If an Insider seeks pre-clearance and permission to engage in the transaction is denied, the Insider must refrain from trading in Company Securities and should not share the restriction with others.

If the Compliance Officer is the one requesting pre-clearance, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must review any transaction, and are under no obligation to approve a transaction submitted for pre-clearance.

Approved trades must be executed within three (3) business days of any approval. Even after pre-clearance, trading in Company Securities is prohibited if the individual subsequently become subject to a blackout period or aware of Material Nonpublic information prior to the trade being executed. If Material Nonpublic information is obtained after pre-clearance was granted but before the trade is executed, the previously granted permission to engage in such trade is void and the person must pre-clearance as described above after the information is no longer Material or Nonpublic.

Insiders in the Pre-Clearance Group should inform their broker of their status in the Pre-Clearance Group before placing an order.

From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the list of individuals included in the Pre-Clearance Group as appropriate.

9. LIMITED EXCEPTIONS

There are no unconditional “safe harbors” for transactions made at particular times and all Insiders should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, Insiders may be prohibited from engaging in transactions involving the Company Securities because they possess Material Nonpublic information, are subject to a special blackout period, or are otherwise restricted under this Policy.

Other than the limited exceptions set forth below, any other exceptions to this Policy must be approved by the Compliance Officer, in consultation with the Board or an independent committee of the Board.

The following are limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:

a.Stock Options. Exercising stock options granted under the Company’s equity incentive plans where the purchase price of such stock options is paid in cash and there is no other associated market activity. However, the sale of any shares issued on the exercise of Company-granted stock options are still subject to trading restrictions under this Policy.

b.Receipt and Vesting of Equity Awards. Receiving and vesting of stock options, performance awards, restricted stock units, restricted stock or other equity compensation awards from the Company. However, any market sale of equity awards is subject to trading restrictions under this Policy, including sales of equity to cover tax obligations.

c.Employee Stock Purchase Plan (the “ESPP”). Purchasing Company Securities through periodic, automatic payroll contributions to the Company’s ESPP. However, electing to enroll in the ESPP, making any changes to elections under the ESPP, and selling any Company Securities acquired under the ESPP are subject to trading restrictions under this Policy.

d.Tax Withholding. Net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Board (or an independent committee of the Board) or the award agreement governing such equity award or (y) as elected by the Insider, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and an Insider is not in possession of Material Nonpublic information.

e.Sell to Cover Transactions. Sell to cover transactions where shares are sold on the Insider’s behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Board (or an independent committee of the Board) or the award agreement governing such equity award or (y) as elected by the Insider, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of Material Nonpublic information. However, this exception does not apply to any other market sale for the purposes of paying required withholding.
f.10b5-1 Trading Plans. Transactions made pursuant to a valid 10b5-1 trading plan approved by the Company as discussed in Section 10 (10b5-1 Trading Plans).

g.401(k) Plans. Purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on payroll contribution elections. However, the blackout period restrictions and pre-clearance requirements do apply to elections made under the 401(k) plan to (i) increase or decrease the amount of contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of contributions that will be allocated to a Company stock fund, (ii) increase or decrease the percentage of contributions that will be allocated to a Company stock fund, (iii) move balances into or out of a Company stock fund, (iv) borrow money against the 401(k) plan account if the loan will result in liquidation of some or all of the Company stock fund balance, and (v) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

h.Estate Planning. Transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing the Insider’s pecuniary interest in the Company Securities.

i.Stock Splits or Dividends. Changes in the number of Company Securities held due to a stock split or a stock dividend that applies equally to all securities of a class or similar transactions.

If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply. Please be aware that even if a transaction is subject to an exception to this Policy, an Insider needs to separately assess whether the transaction complies with applicable law.

10. 10B5-1 TRADING PLANS

The Company permits its directors, officers, and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on Material Nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of Material Nonpublic information.

To be approved by the Company, any 10b5-1 trading plan adopted by a director, officer, or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements Related to Rule 10b5-1 Trading Plans attached as Exhibit A. If the

Compliance Officer is the requester, then the Company’s Chief Executive Officer or Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan.

11. SECTION 16 COMPLIANCE

All of the Company’s executive officers, directors, and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Act”), and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions (which are certain matching purchases and sales of Company Securities within a six-month period), and limitations on short sales.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) about the anticipated transaction involving Company Securities and obtain pre-clearance.

Although the Company provides reasonable assistance in filing Section 16 reports, the responsibility and liability for timely filing remains with the individual.

12. VIOLATIONS OF THIS POLICY

Insiders who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There are also serious legal consequences for individuals who violate insider trading laws, including significant criminal and civil fines, imprisonment, and disgorgement of any profits gained or losses avoided. Individuals may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom an individual has disclosed Material Nonpublic information or made recommendations or expressed opinions about securities trading on the basis of such information.

Individuals are encouraged to consult with personal legal and financial advisors as needed. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse the failure to comply with this Policy. It is the individual’s responsibility to manage their economic interests and to consider potential trading restrictions when determining whether to transact in Company Securities.

13. PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, nor any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit a person from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

14. REPORTING

If an Insider believes someone is violating this Policy or otherwise using Material Nonpublic information that they learned through their position at the Company to trade securities, the Insider should report it to the Compliance Officer, or if the Compliance Officer is implicated in the Insider’s report, then the Insider should report it in accordance with the Company’s Whistleblower Policy. Insiders who make good faith reports will not be subject to retaliation as a result of those reports.

15. LIMITATION OF LIABILITY

Neither the Company nor its employees will be liable for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Policy. Notwithstanding any pre-clearance of a transaction, neither the Company nor any of its employees assumes any liability for the legality or consequences of such transaction or the person engaging such transaction.

16. AMENDMENTS

The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice. Unless otherwise permitted by this Policy, any amendments must be approved by the Board. For avoidance of doubt, any changes to the Blackout Group or Pre-Clearance Group may be made by the Compliance Officer without approval by the Board.

EXHIBIT A

REQUIREMENTS RELATED TO RULE 10B5-1 TRADING PLANS

Capitalized terms used in this Exhibit A not otherwise defined shall have the meanings assigned to such terms in the Company’s Insider Trading Policy (the “Policy”). For transactions under a trading plan to be exempt from (a) the prohibitions in the Policy with respect to transactions made while aware of Material Nonpublic information and (b) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Rule 10b5-1 of the Securities Act and must meet the following requirements (collectively, the “Trading Plan Requirements”):

1.The trading plan must be in writing and signed by the person adopting the trading plan.

2.The trading plan must be adopted at a time when:

a.the person adopting the trading plan is not aware of any material nonpublic information; and

b.there is no quarterly, special, or other trading blackout in effect with respect to the person adopting the plan.

3.    The trading plan must be entered in good faith and not as part of a plan or scheme to evade or circumvent the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.

4.    The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:

a.    is not aware of material nonpublic information about the Company Securities; and

b.    is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

5.    The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the Company Securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

6.    The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Act) may not occur until the expiration of a cooling-off period consisting of the later of (a) ninety (90) calendar days after the adoption of the trading plan, and (b) two (2) business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 calendar days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is thirty (30) calendar days after the adoption of the trading plan.

7. The trading plan must have an expiration date that is at least six (6) months but not more than eighteen (18) months from the date of adoption of the trading plan.

8.    No transactions may occur during the term of the trading plan (except for the “Limited Exceptions” identified in Section 9 of the Policy and bona fide gifts) except for those transactions specified in the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.

9.    Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (a “Modification”). Therefore, a Modification must be submitted to the Compliance Officer for approval in accordance with the Policy and this Exhibit A and is subject to the same conditions as a new trading plan as set forth in this Exhibit A.

10. Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or made a Modification to a plan more than once.

11.    A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

12.    If the person that adopted the trading plan terminates the plan prior to its stated duration, they may not trade in Company Securities until after the expiration of thirty (30) calendar days following termination and then only in accordance with the Policy.

13.    The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the trading plan.

14.    The Company must have authority to require the suspension of the plan if there are legal, regulatory or contractual restrictions applicable to the Company or the person that adopted the trading plan, or to require the cancellation of the trading plan at any time, subject to any reasonable broker notice requirements as may be set forth in the trading plan.

15.    If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:

a.the person adopting the trading plan may not exercise any subsequent influence over how, when or whether to effect purchases or sales under the plan;

b. the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or Company Securities; and

c. the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.

16.    All transactions under the trading plan must be in accordance with applicable law.

17.    Any exceptions to the Trading Plan Requirements must be approved by the Compliance Officer or, in the case of directors and officers who are subject to Section 16 of the Securities Act, by the Compliance Officer, in consultation with the Board, Chairperson of the Board, an independent committee of the Board, or the chair of such independent committee.

18.    The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.